Morgan Stanley U.S. Government Securities Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Freddie Mac FHLMC K-502 A2
1.426% due 8/25/2017
Purchase/Trade Date:	  3/6/2013
Offering Price of Shares: $5.781
Total Amount of Offering: $903,403,000
Amount Purchased by Fund: $9,594,167
Percentage of Offering Purchased by Fund: 1.062
Percentage of Fund's Total Assets: 0.77
Brokers: Barclays, JP Morgan, BofA Merrill Lynch, Credit
Suisse, Jefferies, Morgan Stanley
Purchased from: Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.